Exhibit 99.1

PRESS RELEASE

For more information contact:	June 1, 2005
Glenda Allred (334) 240-5064

Flake Oakley Resigns as President of Colonial BancGroup

Montgomery, AL — The Colonial BancGroup, Inc. announced today that W. Flake Oakley, IV has resigned as President of the Company and as President and director of Colonial Bank, N.A. Mr. Oakley’s resignation is effective on June 1, 2005. In connection with his departure, Mr. Oakley has entered into a consulting agreement with Colonial. The agreement provides that Mr. Oakley will be available through December 31, 2005, to consult with the Company.

Commenting on Mr. Oakley’s decision, Robert E. Lowder, Chairman and CEO of Colonial said, “Flake Oakley has devoted 17 years of loyal service to Colonial, serving as our President since August, 2003. During all of that time, Colonial has experienced tremendous growth from a $1.3 billion to a $20 billion institution, in no small part as a result of Flake’s hard work on behalf of the Company and its shareholders. I speak for the entire Colonial organization when I thank him for his part in Colonial’s success and offer him sincere best wishes in his future endeavors.”

Mr. Oakley indicated that his decision to leave Colonial was prompted by a desire to pursue personal and new professional interests. “Colonial is a great organization, and I have derived genuine satisfaction from being a part of its successful growth,” Mr. Oakley said. “However, I believe that the time is right for me to consider new opportunities and explore a different path.”

It is expected that, at Colonial’s July board meeting, Robert E. Lowder will be renamed to the additional position of President of the Company.

Colonial BancGroup, a multi-state bank holding company headquartered in Montgomery, Alabama, has assets of approximately $20 billion and operates 323 offices in Florida, Alabama, Georgia, Nevada and Texas and is traded on the New York Stock Exchange under the symbol CNB. In most newspapers the stock is listed as ColBgp.